EXHIBIT 99.2

Vanguard Natural Resources, LLC and Subsidiaries

Unaudited Pro Forma Consolidated Balance Sheet

The Company acquired certain producing natural gas and oil properties and related assets and liabilities from Lewis on August 17, 2009, with an effective date of July 1, 2009.  The following pro forma consolidated balance sheet has been prepared to reflect the acquisition as if it occurred on June 30, 2009.  Additionally, the following pro forma consolidated balance sheet includes the effects of the Company’s public equity offering of 3.5 million common units and the borrowings under the Company’s reserve-based credit facility used in order to finance the acquisition.  This unaudited pro forma balance sheet has been prepared for comparative purposes only and may not reflect what would have occurred if the Company had completed the acquisition at an earlier date. This pro forma balance sheet should be read in conjunction with the audited December 31, 2008 and unaudited June 30, 2009 consolidated financial statements of Vanguard Natural Resources, LLC. Pro forma statements of operations have not been provided as the use of forward-looking information regarding the revenues and expenses of the acquired natural gas and oil properties, as reorganized under our company structure and management, would be necessary to meaningfully present the effects of the acquisition.

Vanguard Natural Resources, LLC and Subsidiaries
Unaudited Pro Forma Consolidated Balance Sheet
As of June 30,

(in thousands)

	Vanguard Historical	Pro Forma		Vanguard Pro Forma As Adjusted
	2009	Adjustments		2009
Assets
Current assets
Cash and cash equivalents	$3,715	$53,683 (50,827)	(a) (b)	$6,571
Trade accounts receivable, net	4,563			4,563
Derivative assets	21,538	3,717	(b)	25,255
Other receivables	3,160			3,160
Other currents assets	691	187	(b)	878
Total current assets	33,667	6,760		40,427

Natural gas and oil properties, at cost	287,389	54,942	(b)	342,331
Accumulated depreciation	(172,303)			(172,203)
Natural gas and oil properties, net – full cost method	115,086	54,942		170,028
Other assets
Derivative assets	10,824	411	(b)	11,235
Deferred financing costs	709			709
Other assets	1,015			1,105
Total assets	$161,301	$62,113		$223,414

Liabilities and members’ equity

Current liabilities
Accounts payable – trade	$427	$—		$427
Accounts payable – natural gas and oil	1,113			1,113
Payables to affiliates	829			829
Derivative liabilities	156			156
Accrued expenses	3,673	298	(b)	3,971
Total current liabilities	6,198	298		6,496

Long-term debt	132,500	5,908	(a)	138,408
Derivative liabilities	1,682			1,682
Asset retirement obligations	2,185	2,254	(b)	4,439
Total liabilities	142,565	8,460		151,025

Commitments and contingencies

Members’ equity
Members’ capital, 12,145,873 pre-acquisition and 15,645,873 post-aquisition common units issued and outstanding at June 30, 2009	19,513	47,775 5,878	(a) (b)	73,166
Class B units, 420,000 issued and outstanding at June 30, 2009	5,784			5,784
Other comprehensive loss	(6,561)			(6,561)
Total members’ equity	18,736	53,653		72,389

Total liabilities and members’ equity	$161,301	$62,113		$223,414

See notes to unaudited pro forma consolidated balance sheet

Vanguard Natural Resources, LLC and Subsidiaries
Notes to Unaudited Pro Forma Consolidated Balance Sheet

(a)	To record the financing of the acquisition with proceeds from the Company’s public equity offering of 3.5 million common units and borrowings under the Company’s reserve-based credit facility.

(b)
To record the acquisition of certain producing natural gas and oil properties, condensate in storage ($0.2 million asset), ad valorem tax accrual ($0.3 million liability), assumption of natural gas puts and swaps derivative contracts for gas production from August 2009 through December 2010 ($4.1 million asset) from Lewis and asset retirement obligation ($2.3 million liability) associated with the natural gas and oil properties acquired.

Total cash consideration was $50.5 million (after consideration of preliminary purchase price adjustments of approximately $1.8 million, which included the settlement of a derivative contract for the latter part of August in the amount of $0.3 million). The measurement of the fair value at acquisition date of the assets acquired as compared to the fair value of consideration transferred, adjusted for purchase price adjustments, resulted in a gain of $5.9 million, calculated in the following table. The gain resulted from the changes in natural gas and oil prices used to value the reserves.

(in thousands)
Fair value of assets and liabilities acquired:
Natural gas and oil properties	$54,942
Derivative assets	4,128
Other currents assets	187
Accrued expenses	(298)
Asset retirement obligations	(2,254)
Total fair value of assets and liabilities acquired	56,705

Fair value of consideration transferred	50,827

Gain on acquisition	$5,878